Exhibit 99.1

August 10, 2023

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for First Quarter

MIDLAND, TX – 08/10/2023 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $465,614, or $0.21 per diluted share, for the quarter ending June 30, 2023, compared to $1,298,672 or $0.59 per diluted share, for the comparable quarter ending June 30, 2022.

Operating revenues in the first quarter of fiscal 2024 were $1,748,419, a decrease of 29% from the first quarter of fiscal 2023. This was due to a 33% decrease in the average sales price of oil and a 69% decrease in the average sales price of natural gas. This was partially offset by a 37% increase in oil production and a 9% increase in natural gas production. Oil contributed 82% of our operating revenues for the first quarter of fiscal 2024.

The Company currently expects to participate in the drilling and completion of 40 horizontal wells and the completion of 21 horizontal wells drilled in the prior fiscal year. The estimated aggregate cost is approximately $2.2 million for the fiscal year ending March 31, 2024, of which approximately $1.3 million has been expended to date.

The President and Chief Financial Officer of the Company stated, “We currently have $2.6 million cash on hand, no bank debt and are evaluating an increased number of attractive opportunities.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2023. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.